Exhibit 99.1

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2016 RESULTS

Delivers Q2 Comparable Retail Sales Increase of 2.4%

Reports Q2 GAAP Loss per Diluted Share of ($0.11) vs ($0.67) in Q2 2015 and

Q2 Adjusted Loss per Diluted Share of ($0.01) vs ($0.33) in Q2 2015

Increases Fiscal 2016 Adjusted EPS Guidance to $4.60 to $4.70 vs Previous Guidance of $4.17 to $4.27

Returns $86 Million to Shareholders Year to Date

Secaucus, New Jersey – August 17, 2016 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended July 30, 2016.

Jane Elfers, President and Chief Executive Officer, said, “We delivered another outstanding quarter. Based on these results and the consistently positive customer response to our merchandise assortments, we are raising our guidance for the full year. We continue to demonstrate our ability to deliver on our multi-pronged transformation strategy - superior product, business transformation through technology, global growth through alternate channels of distribution and store fleet optimization - despite the challenging retail environment and the continued weakness in store traffic.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Second Quarter 2016 Results

Net sales increased 1.4% to $371.4 million in the second quarter of 2016. The quarter included the negative impact of approximately $1.7 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $373.1 million, a 1.8% increase, compared to net sales of $366.5 million in the second quarter of 2015. Comparable retail sales increased 2.4% in the second quarter of 2016.

Net loss was ($2.0) million, or ($0.11) per diluted share, in the second quarter of 2016, compared to a net loss of ($13.7) million, or ($0.67) per diluted share, the previous year. Adjusted net loss was ($0.2) million, or ($0.01) per diluted share, inclusive of a negative ($0.02) impact due to foreign exchange, compared to an adjusted net loss of ($6.8) million, or ($0.33) per diluted share, in the second quarter last year. On a constant currency basis, adjusted net income per diluted share was $0.01.

Gross profit and adjusted gross profit were $123.9 million in the second quarter, compared to $115.0 million in the second quarter of 2015 and leveraged 200 basis points to 33.4% of sales primarily as a result of merchandise margin and fixed cost leverage and a higher AUR.

Selling, general and administrative expenses were $107.9 million compared to $118.3 million in the second quarter of 2015. Adjusted SG&A was $107.9 million compared to $108.6 million in the second quarter last year and leveraged 50 basis points as a percentage of sales primarily as a result of decreased store and administrative expenses which were partially offset by increased incentive compensation expenses.

Operating loss was ($2.9) million, compared to ($20.1) million in the second quarter of 2015. Adjusted operating income in the second quarter of 2016 was $0.1 million compared to an adjusted operating loss of ($8.9) million in the second quarter last year, and leveraged 240 basis points compared to last year.

For the second quarter, the Company’s adjusted results exclude charges of approximately $3.0 million, compared to excluded charges of approximately $11.2 million in the second quarter of 2015, comprising certain items which the Company believes are not reflective of the performance of its core business. These excluded charges are primarily related to asset impairment charges in the second quarter of 2016 and proxy and legal settlement costs in the second quarter of 2015.

Fiscal Year to Date

Net sales increased 2.5% to $790.8 million, including the negative impact of approximately $4.0 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $794.8 million, a 3.0% increase compared to net sales of $771.3 million in the prior year. Comparable retail sales increased 3.8% in the first half of fiscal 2016.

Net income was $24.0 million, or $1.24 per diluted share, in the first half of fiscal 2016, compared to net income of $1.9 million, or $0.09 per diluted share, the previous year. Adjusted net income was $25.6 million, or $1.32 per diluted share, inclusive of a negative ($0.03) impact due to foreign exchange, compared to $10.9 million, or $0.52 per diluted share, an increase of 154%, compared to the previous year. On a constant currency basis, adjusted net income per diluted share was $1.35, a 160% increase compared to the previous year.

Gross profit was $289.2 million in the first half of fiscal 2016, compared to $267.1 million last year. Adjusted gross profit was $289.2 million, or 36.6% of net sales, leveraging 190 basis points compared to last year.

Selling, general and administrative expenses in the first half of fiscal 2016 were $217.1 million, compared to $232.9 million last year. Adjusted SG&A was $217.5 million, compared to $219.9 million last year, leveraging 100 basis points compared to last year.

Operating income was $36.7 million, compared to operating income of $3.1 million in the first half of fiscal 2015. Adjusted operating income was $39.3 million, or 5.0% of net sales, compared to $17.8 million, or 2.3% of net sales last year.

For the first half, the Company’s adjusted results exclude charges of approximately $2.6 million, compared to excluded charges of approximately $14.8 million in the first half of 2015, comprising certain items which the Company believes are not reflective of the performance of its core business. These excluded charges are primarily related to asset impairment charges in the first half of 2016 and proxy and legal settlement costs in the first half of 2015.

Store Openings and Closures

The Company closed 2 stores and opened 2 stores during the second quarter of 2016. The Company ended the second quarter with 1,064 stores and square footage of 4.967 million, a decrease of 2.0% compared to the prior year. The Company’s international franchise partners opened 13 points of distribution in the second quarter, and the Company ended the quarter with 123 international points of distribution open and operated by its 6 franchise partners in 16 countries.

Capital Return Program

During the second quarter of 2016, the Company returned approximately $39 million to shareholders through the repurchase of 454,711 shares and its quarterly dividend payment of $0.20 per share. Year to date, the Company returned approximately $86 million to shareholders compared to approximately $68 million last year. Since 2009, the Company has returned over $710 million to its investors through share repurchases and dividends. At the end of the second quarter, approximately $192 million remained available for future share repurchases under the Company’s existing share repurchase program.

Additionally, the Company’s Board of Directors authorized a quarterly dividend of $0.20 per share, payable October 6, 2016 to shareholders of record at the close of business on September 16, 2016.

Outlook

The Company is updating its outlook for fiscal 2016 and now expects adjusted net income per diluted share to be in the range of $4.60 to $4.70, inclusive of a ($0.08) negative impact from foreign exchange. This compares to the Company’s previous guidance of $4.17 to $4.27 per adjusted diluted share and to adjusted net income per diluted share of $3.60 in fiscal 2015. This guidance assumes a positive low single digit increase in comparable retail sales for the year. This guidance for adjusted net income per diluted share excludes year to date charges of approximately $2.6 million primarily related to asset impairment charges that the Company believes are not reflective of the performance of its core business.

The Company expects adjusted net income per diluted share in the third quarter of 2016 to be between $1.93 and $2.01, inclusive of an estimated ($0.03) negative impact from foreign exchange. This compares to adjusted net income per diluted share of $1.93 in the third quarter of 2015. This guidance assumes a positive low single digit increase in comparable retail sales for the quarter.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net loss, adjusted net income per diluted share, adjusted net loss per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, as previously disclosed, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Conference Call Information

The Children’s Place will host a conference call to discuss its second quarter 2016 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of July 30, 2016, the Company operated 1,064 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 123 international points of distribution open and operated by its 6 franchise partners in 16 countries.

Forward Looking Statements

This press release contains, and the above referenced conference call may contain, forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 30, 2016. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693 (Tables Follow)

    THE CHILDREN’S PLACE, INC.

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (In thousands, except per share amounts)

    (Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Net sales	$371,416	$366,455	$790,767	$771,320
Cost of sales	247,545	251,451	501,545	504,207
Gross profit	123,871	115,004	289,222	267,113
Selling, general and administrative expenses	107,903	118,342	217,115	232,856
Asset impairment charges	2,826	1,452	2,826	1,452
Other costs (income)	191	76	259	73
Depreciation and amortization	15,891	15,252	32,352	29,646
Operating income (loss)	(2,940)	(20,118)	36,670	3,086
Interest income (expense), net	(176)	(205)	(250)	(381)
Income (loss) before taxes	(3,116)	(20,323)	36,420	2,705
Provision (benefit) for income taxes	(1,105)	(6,628)	12,446	793
Net income (loss)	$(2,011)	$(13,695)	$23,974	$1,912

Earnings (loss) per common share
Basic	$(0.11)	$(0.67)	$1.26	$0.09
Diluted	$(0.11)	$(0.67)	$1.24	$0.09

Weighted average common shares outstanding
Basic	18,811	20,576	19,006	20,794
Diluted	18,811	20,576	19,357	21,059

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015

Net income (loss)	$(2,011)	$(13,695)	$23,974	$1,912

Non-GAAP adjustments:
Asset impairment charges	2,826	1,452	2,826	1,452
DC exit costs	191	76	259	73
Restructuring costs	(4)	337	(471)	1,125
Proxy costs	-	3,025	12	5,763
Legal Settlement	-	5,000	-	5,000
Sales tax audit	-	1,350	-	1,350
Aggregate impact of Non-GAAP adjustments	3,013	11,240	2,626	14,763
Income tax effect (1)	(1,175)	(4,382)	(1,013)	(5,775)
Net impact of Non-GAAP adjustments	1,838	6,858	1,613	8,988

Adjusted net income (loss)	$(173)	$(6,837)	$25,587	$10,900

GAAP net income (loss) per common share	$(0.11)	$(0.67)	$1.24	$0.09

Adjusted net income (loss) per common share	$(0.01)	$(0.33)	$1.32	$0.52

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Second Quarter Ended		Year-to-Date Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015

Operating income (loss)	$(2,940)	$(20,118)	$36,670	$3,086

Non-GAAP adjustments:
Asset impairment charges	2,826	1,452	2,826	1,452
DC exit costs	191	76	259	73
Restructuring costs	(4)	337	(471)	1,125
Proxy costs	-	3,025	12	5,763
Legal Settlement	-	5,000	-	5,000
Sales tax audit	-	1,350	-	1,350
Aggregate impact of Non-GAAP adjustments	3,013	11,240	2,626	14,763

Adjusted operating income (loss)	$73	$(8,878)	$39,296	$17,849

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015

Gross Profit	$123,871	$115,004	$289,222	$267,113

Non-GAAP adjustments:
Restructuring costs	-	(38)	(50)	304
Aggregate impact of Non-GAAP adjustments	-	(38)	(50)	304

Adjusted Gross Profit	$123,871	$114,966	$289,172	$267,417

	Second Quarter Ended		Year-to-Date Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015

Selling, general and administrative expenses	$107,903	$118,342	$217,115	$232,856

Non-GAAP adjustments:
Restructuring costs	4	(375)	421	(821)
Proxy costs	-	(3,025)	(12)	(5,763)
Legal Settlement	-	(5,000)	-	(5,000)
Sales tax audit	-	(1,350)	-	(1,350)
Aggregate impact of Non-GAAP adjustments	4	(9,750)	409	(12,934)

Adjusted Selling, general and administrative expenses	$107,907	$108,592	$217,524	$219,922

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 30,	January 30,	August 1,
	2016	2016*	2015
Assets:
Cash and cash equivalents	$170,829	$187,534	$145,753
Short-term investments	75,100	40,100	59,580
Accounts receivable	35,255	26,315	31,283
Inventories	296,584	268,831	314,030
Other current assets	49,774	58,528	65,641
Total current assets	627,542	581,308	616,287

Property and equipment, net	277,195	290,980	307,100
Other assets, net	28,800	25,660	38,567
Total assets	$933,537	$897,948	$961,954

Liabilities and Stockholders' Equity:
Revolving loan	$43,860	$-	$29,584
Accounts payable	198,675	154,541	193,723
Accrued expenses and other current liabilities	116,629	120,481	121,934
Total current liabilities	359,164	275,022	345,241

Other liabilities	91,953	95,133	87,888
Total liabilities	451,117	370,155	433,129

Stockholders' equity	482,420	527,793	528,825

Total liabilities and stockholders' equity	$933,537	$897,948	$961,954

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	July 30,	August 1,
	2016	2015

Net income	$23,974	$1,912
Non-cash adjustments	30,946	33,770
Working Capital	20,263	4,419
Net cash provided by operating activities	75,183	40,101

Net cash used in investing activities	(51,187)	(27,715)

Net cash used in financing activities	(46,481)	(38,488)

Effect of exchange rate changes on cash	5,780	(1,436)

Net decrease in cash and cash equivalents	(16,705)	(27,538)

Cash and cash equivalents, beginning of period	187,534	173,291

Cash and cash equivalents, end of period	$170,829	$145,753

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